Exhibit 4.1

STATEMENT WITH RESPECT TO SHARES

OF

PPL ELECTRIC UTILITIES CORPORATION

_________________________________

1. The name of the corporation is PPL Electric Utilities Corporation (the “Corporation”).

2. The resolution of the Executive Committee of the Board of Directors of the Corporation (the “Executive Committee”) amending its articles under 15 Pa.C.S. § 1522(b) is provided below:

RESOLVED, That pursuant to authority provided under Article V and Article VI, Division D of this Corporation’s Amended and Restated Articles of Incorporation, this Corporation is hereby authorized to issue a series of Preference Stock with the designations, powers, preferences and rights set forth on Exhibit A attached hereto.

3. The aggregate number of shares of the series established and designated by the resolution that is the subject of this statement is 2,500,000 shares.

4. The resolution was adopted by the Executive Committee, an authorized committee of the Board of Directors of the Corporation, on March 29, 2006.

5. This Statement with Respect to Shares shall be effective on April 6, 2006, at 9:00 a.m. (New York Eastern Daylight Time).

IN TESTIMONY WHEREOF, the undersigned corporation has caused this Statement with Respect to Shares to be signed by a duly authorized officer thereof on April 5, 2006.

PPL ELECTRIC UTILITIES CORPORATION

By: ________________________
     Name: James E. Abel
     Title: Treasurer

EXHIBIT A
SECTION 1. Designation. The shares of such series of Preference Stock shall be designated “Preference Stock, 6.25% Series” (referred to herein as the “Series One Preference Stock”).

SECTION 2. Authorized Number; Par Value. The number of shares constituting the Series One Preference Stock shall be 2,500,000 shares. The shares shall be without par value.

SECTION 3. Dividends. The holders of shares of Series One Preference Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, out of funds legally available for that purpose under 15 Pa.C.S. § 1551 (relating to distributions to shareholders) or any superseding provision of law, non-cumulative quarterly cash dividends at an annual rate of 6.25% of the liquidation preference of each share. Dividends on the Series One Preference Stock are payable quarterly in arrears on the 1st day of January, April, July and October of each year (each a “Dividend Payment Date”), when, as and if declared, beginning on July 1, 2006. If any of those dates is not a New York business day, then the dividend payment date will be the next succeeding New York business day. “New York business day” means any day that is not a Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed. Dividends with respect to the July 1, 2006 Dividend Payment Date shall accrue, when, as and if declared, from the date of issuance of the Series One Preference Stock, and all other dividends shall accrue, when, as and if declared, from the first day of the applicable dividend period. The amount of dividends payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable to holders of record as they appear on the stock records of the Corporation (or its registrar) on each record date, which shall be a date not exceeding forty (40) days and not less than ten (10) days preceding the applicable Dividend Payment Date, to be fixed by the Board of Directors of the Corporation.
No dividends may be paid on any other Preference Stock, whether or not the dividend rate, dividend payment dates, rights to cumulative or non-cumulative dividends, or redemption or liquidation prices per share thereof are different from those of the Series One Preference Stock (the “Dividend Parity Preference Stock”), unless there shall also be or have been paid on the Series One Preference Stock, dividends for the then-current quarterly dividend period of the Series One Preference Stock ending on or before the dividend payment date of such Dividend Parity Preference Stock, ratably in proportion to the respective amounts of dividends (a) accumulated and unpaid, with respect to any such Dividend Parity Preference Stock entitled to cumulative dividends, and (b) accrued and unpaid, with respect to (i) any such Dividend Parity Preference Stock not entitled to cumulative dividends and (ii) the Series One Preference Stock (it being understood that dividends on such non-cumulative shares described in (b) shall be without accumulation of unpaid dividends for prior dividend periods).
So long as any shares of Series One Preference Stock shall be outstanding, no dividend (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, the common stock of the Corporation (the “Common Stock”) or any other stock of the Corporation ranking as to the payment of dividends subordinate to the Series One Preference Stock (“Dividend Junior Stock”)), whether in cash or property, may be paid, nor may any distribution be made, on the Dividend Junior Stock, unless dividends have been paid on the Series One Preference Stock for the quarterly dividend period of the Series One Preference Stock ending on or before the dividend payment date of such Dividend Junior Stock; provided, however, that the foregoing dividend preference shall not be cumulative and shall not in any way create any claim or right in favor of the holders of shares of Series One Preference Stock in the event that dividends have not been declared or paid or set apart on the Series One Preference Stock in respect of any prior dividend period. If the full dividend on the Series One Preference Stock is not paid for any quarterly dividend period, the holders of shares of Series One Preference Stock will have no claim in respect of the unpaid amount so long as no dividend (other than those referred to above) is paid on the Dividend Junior Stock for such dividend period.
The Corporation may, in its discretion, choose to pay dividends on the Series One Preference Stock without the payment of any dividends on its Dividend Junior Stock.
The holders of shares of Series One Preference Stock will not be entitled to any dividends, whether payable in cash or property, other than as herein provided and will not be entitled to interest, or any sum in lieu of interest, in respect of any dividend payment.

SECTION 4. Liquidation Preference. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series One Preference Stock shall be entitled to receive from the assets of the Corporation (whether capital or surplus), prior to any payment to the holders of shares of Common Stock or any other class of stock of the Corporation ranking as to assets subordinate to the Series One Preference Stock upon voluntary or involuntary liquidation, dissolution or winding up (the “Liquidation Junior Stock”), $100.00 per share, plus the declared but unpaid dividends from prior periods and accrued and unpaid dividends for the then-current dividend period to the date on which payment thereof is made available, whether or not earned or declared. The Series One Preference Stock will share, without preference or priority of one over the other, with any other Preference Stock, whether or not the dividend rate, dividend payment dates, rights to cumulative or non-cumulative dividends, or redemption or liquidation prices per share thereof are different from those of the Series One Preference Stock (the “Liquidation Parity Preference Stock”) in terms of any receipt of amounts distributed upon a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.
The holders of shares of Series One Preference Stock shall not be entitled to receive the preferential amounts as aforesaid until any amounts due, as specified in the Amended and Restated Articles of Incorporation, to the holders of any other stock of the Corporation ranking as to distribution of assets senior to the Series One Preference Stock upon a voluntary or involuntary liquidation, dissolution or winding up, including the 4½% Preferred Stock and all of the Series Preferred Stock, shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full. After payment of the full amount of the preferential amounts to the holders of shares of Series One Preference Stock, such holders will not be entitled to any further participation in any distribution of assets by the Corporation. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of shares of Liquidation Parity Preference Stock and Series One Preference Stock shall be insufficient to pay in full the preferential amounts payable thereon, then such assets, or the proceeds thereof, shall be distributable among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full (but without, in the case of any non-cumulative preference stock (including the Series One Preference Stock), accumulation of undeclared dividends for prior dividend periods).
For the purposes hereof, the terms “involuntary liquidation, dissolution or winding up” shall include, without being limited to, a liquidation, dissolution or winding up of the Corporation resulting in the distribution of all of the net proceeds of a sale, lease or conveyance of all or substantially all of the property or business of the Corporation to any governmental body including, without limitation, any municipal corporation or political subdivision or authority.

SECTION 5. Conversion. The Series One Preference Stock is not convertible into, or exchangeable for, any other class or classes of stock or any other securities or property of the Corporation.

SECTION 6. Redemption. The Series One Preference Stock shall not be redeemable prior to April 6, 2011. On or after that date, subject to the notice provisions set forth below and subject to any further limitations which may be imposed by law, the Corporation, at its option to be exercised upon authority of the Board of Directors of the Corporation, may redeem the whole or any part of the Series One Preference Stock, at any time or from time to time, at the redemption price equal to the liquidation preference per share plus an amount equal to the amount of the declared and unpaid dividends from the Dividend Payment Date immediately preceding the redemption date through the redemption date, but without accumulation of unpaid dividends on the Series One Preference Stock for prior dividend periods. If less than all of the outstanding shares of Series One Preference Stock are to be redeemed, the Corporation will select the shares to be redeemed from the outstanding shares not previously called for redemption by lot or pro rata (as nearly as practicable).
In the event the Corporation shall redeem shares of Series One Preference Stock, written notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder’s address as the same appears on the stock records of the Corporation (or its registrar); provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the proceeding for the redemption of any shares of Series One Preference Stock to be redeemed except as to the holder to whom the Corporation has failed to mail said notice or except as to the holder whose notice was defective. Each such notice shall state: (a) the redemption date; (b) the number of shares of Series One Preference Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed from such holder, the number of shares to be redeemed from such holder; (c) the redemption price and any declared and unpaid dividends to the redemption date; and (d) the place or places where receipts evidencing the shares for such shares are to be surrendered for payment of the redemption price.
The Corporation’s obligation to provide funds for the payment of the redemption price (and any declared and unpaid dividends to the redemption date) of the shares called for redemption shall be deemed fulfilled if, on or before a redemption date, the Corporation shall deposit, with a bank or trust company, or an affiliate of a bank or trust company, having an office or agency in the United States and having a capital and surplus of at least $50,000,000, funds sufficient to pay the redemption price (and any declared and unpaid dividends to the redemption date) of the shares called for redemption, in trust for the account of the holders of the shares to be redeemed, with irrevocable instructions and authority to such bank or trust company that such funds be delivered upon redemption of the shares of Series One Preference Stock so called for redemption.
Subject to applicable escheat laws, any moneys so set aside by the Corporation and unclaimed at the end of two years from the redemption date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of the amounts payable upon such redemption. Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.
The Series One Preference Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. In addition, the holders of shares of Series One Preference Stock will have no right to require redemption of any shares of Series One Preference Stock.
Shares of Series One Preference Stock that have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of the Commonwealth of Pennsylvania) have the status of authorized but unissued shares of the class of Series One Preference Stock.

SECTION 7. Voting Rights. The holders of shares of Series One Preference Stock shall have no voting rights, except as may be required by law from time to time. The holders of shares of Series One Preference Stock shall have no voting rights with respect to the amendment to the Amended and Restated Articles of Incorporation of the Corporation to be voted on at the 2006 annual meeting of shareowners to be held on April 26, 2006, to increase the authorized amount of preference stock from 5,000,000 to 10,000,000 shares.